Exhibit (a)(5)(iii)

Vector Capital Press Contact:
Ada Wong
awong@vectorcapital.com
415-293-5030

Corel Holdings Increases Price Per Share in its All-Cash Tender Offer
For All Outstanding Common Shares of Corel Corporation

Price Raised to U.S.$4.00 Per Common Share

San Francisco, California, November 12, 2009 – Corel Holdings, L.P. (“CHLP”), a limited partnership controlled by an affiliate of Vector Capital, today announced that it has increased the price per share in its all-cash tender offer to acquire all of the issued and outstanding common shares of Corel Corporation (Nasdaq: CREL; TSX: CRE) to U.S.$4.00 per share, net to the seller in cash, without interest and less applicable withholding taxes.

The decision to increase the offer price follows discussions between Vector Capital and the members of the board of directors of Corel designated to review the tender offer.  Based on those discussions, Vector Capital expects that the designated directors will recommend that the shareholders of Corel accept the offer and tender their shares pursuant to the tender offer.

Shareholders of Corel Corporation who have already tendered their shares and have not withdrawn their tenders need not take any additional action with respect to the amended tender offer.  Those shareholders will receive the increased offer price of U.S. $4.00 per share upon the completion of the offer. Shareholders who wish to tender may use the Letter of Transmittal and other forms provided by CHLP in its October 28, 2009 mailing.  The tender offer is scheduled to expire at midnight, New York City time on Wednesday, November 25, 2009.

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the offer a number of common shares of Corel Corporation representing at least a majority of the aggregate number of the outstanding common shares (calculated on a fully-diluted basis as of the date the shares are accepted for payment pursuant to the offer), excluding the common shares beneficially owned by CHLP and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction (as defined in the offer to purchase relating to the offer) in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof (the “Majority of the Minority Condition”).  The Majority of the Minority Condition is not waivable. The offer is not subject to a financing condition.

If the tender offer is successfully completed, CHLP will take steps as necessary to acquire all common shares not tendered in the offer at the same price per share as it paid in the offer, to de-register Corel as a public company and to thereby cause Corel to become a private company owned by CHLP.

Innisfree M&A Incorporated is serving as information agent for the tender offer.  Davis Polk & Wardwell LLP and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Vector Capital and CHLP.

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector Capital identifies and pursues these complex investments in both the private and public markets. Vector Capital actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector Capital’s notable investments are LANDesk Software, Savi Technology, SafeNet, Precise Software Solutions, Printronix, Register.com, Tripos and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the tender offer will not be satisfied. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COREL CORPORATION’S COMMON SHARES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING
THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COREL HOLDINGS, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 28, 2009. COREL HOLDINGS, L.P. WILL FILE A FURTHER AMENDMENT WITH THE SEC CONTAINING MORE INFORMATION ON ITS REVISED OFFER. THE TENDER OFFER STATEMENT (AND RELATED MATERIALS), AS THEY MAY BE FURTHER AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY COREL HOLDINGS, L.P. WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THESE MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT 888-750-5834.